SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2004

VITRIA TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-27207 (Commission File No.)	77-0386311 (IRS Employer identification No.)

945 STEWART DRIVE
SUNNYVALE, CA 94085

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 212-2700

Item 10.

On November 21, 2003, an Independent Committee of the Board of Directors of Vitria Technology, Inc. was established to negotiate the sale of Vitria’s operations in the People’s Republic of China to ChiLin LLC, an entity owned by JoMei Chang, Ph.D., a current director and Vitria’s former Chief Executive Officer and M. Dale Skeen, Ph.D., a director and Vitria’s acting Chief Executive Officer and Chief Technology Officer. Two directors comprise the Independent Committee: Messrs. Dennis P. Wolf and William H. Younger, Jr. On December 29, 2003, the Independent Committee met and approved the transactions with ChiLin LLC described below.

On December 31, 2003, Vitria entered into an agreement with ChiLin LLC, pursuant to which it transferred all of the shares of stock held by Vitria of ChiLin (Cayman) Limited to ChiLin LLC in exchange for $1.5 million in cash. In addition, Vitria entered into a development and services agreement and a license and services agreement with ChiLin LLC. Pursuant to the development and services agreement, ChiLin LLC will develop various software deliverables for Vitria for which Vitria will pay fees to ChiLin on a project by project basis. Under the license and services agreement, Vitria has licensed to ChiLin LLC certain of Vitria’s products so that ChiLin LLC may adapt and market them to certain end-users in China in exchange for which Vitria will receive licensing fees from ChiLin LLC. All future transactions between Vitria and ChiLin LLC will be approved by the Independent Committee.

2.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2004

VITRIA TECHNOLOGY, INC.
By:	/s/ AARON TIMM
Aaron Timm
Vice President, General Counsel and Secretary

3.